Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Safe & Green Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price (1)(3)(4)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share,	457(c)	3,510,302 shares(2)	$0.38	(3)	$1,333,914.76	$0.00014760	$197

	Total Offering Amounts						$1,333,914.76		$197
	Total Fees Previously Paid						—	—	—
	Total Fee Offsets						—	—	—
	Net Fee Due								$197

(1)	Represents 300,000 shares of common stock issued as commitment shares pursuant to a securities purchase agreement entered into on January 11, 2024, 375,000 shares of common stock issuable upon conversion of a warrant, and 2,835,302 shares of common stock issuable upon conversion of a debenture.

(2)	All of the shares of common stock offered hereby are for the account of the Selling Stockholders named herein. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of common stock outstanding.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of using the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market on January 30, 2024, which was approximately $0.38 per share.

(4)	The proposed maximum aggregate offering price per share of common stock will be determined from time to time in connection with, and at the time of, the sale by the holder of such common stock.